Notice to Shareholders
Windsor II

At a special meeting of shareholders on December 3, 2002, fund shareholders approved the following proposals:

o ELECT TRUSTEES FOR THE FUND.* The individuals listed in the table below were elected as trustees for the fund. All trustees served as trustees to the fund prior to the shareholder meeting.

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            TRUSTEE                    FOR           WITHHELD     PERCENTAGE FOR
-------------------------------- ----------------- -------------- --------------
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John J. Brennan                  21,968,861,577    369,346,637         98.3%
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Charles D. Ellis                 21,957,445,039    380,763,175         98.3
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Rajiv L. Gupta                   21,915,253,073    422,955,141         98.1
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JoAnn Heffernan Heisen           21,954,237,911    383,970,303         98.3
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Burton G. Malkiel                21,912,296,197    425,912,017         98.1
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Alfred M. Rankin, Jr.            21,967,224,550    370,983,664         98.3
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J. Lawrence Wilson               21,924,527,426    413,680,788         98.1
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*Results are for all funds within the same trust.

o Change the fund's policy on investing in other mutual funds. This change enables the fund to invest its cash reserves in specially created money market and short-term bond funds. This new cash management program, which is similar to those of other large mutual fund complexes, should help the fund to achieve greater diversification and to earn modestly higher returns on its cash reserves. The fund will need Securities and Exchange Commission approval before implementing this new cash management program.

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        FOR              AGAINST        ABSTAIN         BROKER       PERCENTAGE
                                                       NON-VOTES         FOR
--------------------- -------------- --------------- -------------- ------------
--------------------- -------------- --------------- -------------- ------------
12,258,400,713        633,582,298    394,834,210     503,839,458       88.9%
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